                                                                      Exhibit 12


---------------------------------------------
     Jones International Networks, Ltd.
     Ratio to Earnings to Fixed Charges
---------------------------------------------

                                                     --------------------------------------------------------------------
                                                                               Company as Reported
                                                     --------------------------------------------------------------------
                                                                                                                June 30,
                                                        1993        1994       1995         1996        1997      1998
                                                     --------------------------------------------------------------------
Loss before income taxes and minority interest        ($1,628)    ($2,692)   ($2,544)     ($2,711)    ($3,932)  ($5,326)
Plus:
     Fixed Charges (Interest Expense, Net)             $3,328      $3,401     $4,006       $4,428      $5,569    $2,541
     Non-cash, non-recurring items                          -           -          -            -        $938      $261
     Distribution of income of less than 50%
     owned entities                                         -        $375       $175         $300        $100      $350
Less:
     Minority interest                                      -           -          -          ($9)          -        $0
     Equity in income of subsidiaries                   ($162)      ($237)      ($11)       ($829)      ($397)     ($73)

                                                     --------------------------------------------------------------------
Total earnings (loss)                                  $1,538        $847     $1,626       $1,179      $2,278   ($2,247)
                                                     ====================================================================

     Earnings to fixed charged ratio                       46%         25%        41%          27%         41%        -

     Deficit Amount                                   ($1,790)    ($2,554)   ($2,380)     ($3,249)    ($3,291)  ($4,788)

                                                       --------------   ----------
                                                           Pro            Pro
                                                          Forma          Forma
                                                       -------------   ----------
                                                        December 31,     June 30,
                                                           1997            1998
                                                       -------------   ----------
Loss before income taxes and minority interest           ($6,267)       ($8,589)
Plus:
     Fixed Charges (Interest Expense, Net)               $12,081         $6,062
     Non-cash, non-recurring items                          $938           $261
     Distribution of income of less than 50%
     owned entities                                         $100           $350
Less:
     Minority interest                                        $0             $0
     Equity in income of subsidiaries                      ($227)          ($73)

                                                       --------------------------
Total earnings (loss)                                     $6,625        ($1,989)
                                                       ==========================

     Earnings to fixed charged ratio                          55%             -

     Deficit Amount                                      ($5,456)       ($8,051)